Exhibit 10.12

November 4, 2020

Christian LaPointe

Dear Christian:

On behalf of Quantum-Si, I am pleased to offer you a position as General Counsel beginning November 9, 2020 or as soon as practical. You will report to John Stark. Your annualized compensation in this position will consist of an annual base salary of $240,000 paid in twice monthly pay periods, less required deductions.

Beginning with the 2021 calendar year, you will be considered for an annual discretionary bonus targeted at 40% of your annual base salary. At the end of each calendar year, the Board of Directors, after meaningful consultation with you, will establish performance goals and targets for the following year and review the bonus target for the current calendar year. Such bonus shall be paid each February of the following calendar year, and it will be a condition of your eligibility to receive any bonus that you remain employed with Quantum-Si through the scheduled date of payment of such bonuses. With respect to your bonus for the 2021 calendar year, such bonus will be deferred and payable upon Quantum-Si achieving commercial revenue in excess of $20 million.

In addition to the outlined cash compensation, you will receive 300,000 stock options (“Time-Based Options”) in Quantum-Si that (i) will be subject to the approval of Quantum-Si’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 2.083% at the end of each month thereafter. In the event of a sale or merger (excluding a SPAC transaction) prior to December 31, 2021, the vesting will be accelerated to 100,000 vested options at the time of the closing of such sale or merger.

You will be based out of your home office in Boston, MA with travel as needed to Quantum-Si’s facility in Guilford, CT.

Quantum-Si recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Quantum-Si’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date. Further, while we expect you to remain with Quantum-Si for a long time, this letter is not an employment contract and you will be an at-will employee. This letter is subject to successful completion of a background check. By signing this letter, you authorize Quantum-Si to conduct such background check

Quantum-Si considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Quantum-Si’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Quantum-Si. We firmly believe that Quantum-Si offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on November 6, 2020 unless accepted by you in writing prior to such date.

Sincerely,

Quantum-Si, Incorporated

		By:	/s/ Alexander C. Magary

		Name:	Alexander C. Magary

		Title:	VP, Legal & Asst. Corp. Secretary

ACCEPTED AND AGREED:

Signature:	/s/ Christian LaPointe

Name:	Christian LaPointe

Address:	25 Northern Ave #1610

Boston, MA 02210

February 16, 2021
(Replaces letter dated February 10, 2021)

CHRISTIAN LaPOINTE

Christian,

This letter confirms the plans regarding the Q-Si option grants included in your offer letter.

You will receive 213,600 RSUs (“Award”) in Quantum-Si that (i) will be subject to the approval of Quantum-Si’s Board of Directors expected to occur at the upcoming meeting of the Board planned for Wednesday February 17, 2021 (the “February Meeting”), (ii) will be subject to the terms of the grant documents therefore, and (iii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule: Contingent upon the consummation of the planned Business Combination and your continued employment on the applicable vesting dates, 25% on January 7, 2022, and the remainder in equal quarterly installments over the following 3 years, beginning on March 31, 2022, with the actual vesting dates set so as to not coincide with a trading blackout period to the extent necessary or advisable. Notwithstanding the foregoing, if the Business Combination is not consummated prior to February 17, 2022, the Award will be forfeited and will be of no further force, effect or value.

If the planned Business Combination transaction does not move forward, Quantum-Si would revert to a Option grant to you in place of the above discussed, with an exercise price equal to the fair value as of the date of approval by the Quantum-Si Board of Directors.

Sincerely,	Signed
Quantum-Si Incorporated

/s/ Christian LaPointe
/s/ Jonathan M. Rothberg, Ph.D.	Christian LaPointe
Jonathan M. Rothberg, Ph.D.
Chairman of the Board